EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 16, 2006

Press Release

China Direct Acquired Magnesium Facility

BOCA RATON, Florida, October 16, 2006. China Direct, Inc. (OTC Bulletin Board: CHND), a diversified management and consulting company for Chinese entities, has signed a definitive agreement to acquire 51% of Chang Magnesium Company, Limited ("Chang"). This marks the second acquisition for China Direct, following the recent acquisition of Shanghai Lang Chemical Company, Limited.

Under the terms of the agreement, CDI China, Inc., a wholly-owned subsidiary of China Direct, will acquire 51% ownership interest in Chang via an investment for working capital. At closing, China Direct will infuse $1 million in working capital in 2006 with an additional $1.55 million in 2007. China Direct expects to finish two years auditing for Change within sixty days for the final closing.

Current management of Chang will remain with the company and are committed to the long-term growth of Chang. CDI Shanghai Company, a wholly owned subsidiary of CDI China will work with management in the daily operations of Chang. CDI China has appointed Frank Zhang, a magnesium industry veteran, as its representative to oversee the operations of the new subsidiary.

Chang Magnesium Company, located in Taiyuan, Shanxi Province, manufactures and exports magnesium. Chang Magnesium just completed the construction of a new manufacturing facility capable of producing 6,000 tons to 8,000 tons of magnesium of $12 to $16 million per year. Chang Magnesium operates a wholly-owned subsidiary, Chang Magnesium Trading Company, Limited, an exporter of magnesium, which generated approximately $25 million and $32million in annual revenues in 2004 and 2005, respectively.

Dr. James Wang, CEO of China Direct, stated "We are very excited about this acquisition, as worldwide demand for magnesium continues to remain strong and China supplies approximately 70% to 80% of world production. Magnesium is the lightest metal in commercial use, allowing for the development of many innovative products and features. We expect a capital infusion for working capital, coupled with strong operational and financial management support, should allow Chang Magnesium to emerge as an elite force in the magnesium industry in the world. This acquisition is proof of our commitment to build a diversified management and consulting company to empower Chinese entities to compete in the global economy."

About China Direct, Inc.

China Direct, Inc. (OTC Bulletin Board: CHND) is a diversified management and consulting company for Chinese companies. Our mission is to create a platform to empower small to medium sized Chinese entities to effectively compete in the global economy. As your direct link to China, our Company serves as vehicle to allow investors to directly participate in the rapid growth of the Chinese economy. China Direct acquires a controlling interest in Chinese entities, providing support to develop and nurture these entities as they seek to emerge into global enterprises. Our platform will allow small to medium sized Chinese entities to successfully expand their business globally. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

Certain statement set forth in the press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance of achievements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially for those included within the forward-looking statements. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission at http://www.sec.gov.